STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is KURVE THERAPEUTICS, INC., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is SAVILE THERAPEUTICS, INC, a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is KURVE THERAPEUTICS, INC., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on the date of filing.

SIXTH: The Agreement of Merger is on file at 48th West, Suite 434, Lynnwood, Washington 98037, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 25th day of March, A.D., 2022.

By:

Authorized Officer

Name: Marc Giroux

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Title: President and CEO